Exhibit 99.1
For Immediate Release
Cushman & Wakefield Reports Financial Results for the Second Quarter 2026
Strong Leasing revenue growth of 27% (27% in local currency)
Continued momentum in Services revenue growth, up 8% (7% in local currency)
Achieved lowest borrowing spread on term loan debt in company history

NEW YORK (BUSINESS WIRE), August 5, 2026 — Cushman & Wakefield Ltd. (NYSE: CWK) today reported financial results for the second quarter of 2026 and raised 2026 annual Adjusted earnings per share (“EPS”) guidance to 18%-23% growth, up from previous guidance of 15%-20%.
“We didn't just meet the bar this quarter—we moved it, with record second quarter leasing, services and total revenues, and our lowest gross debt balance ever,” said Michelle MacKay, Chief Executive Officer of Cushman & Wakefield. “Our opportunity extends far beyond the traditional definition of commercial real estate: We advise and operate across the entire built world, from data centers and infrastructure to energy and housing. That breadth, combined with a century of earned trust, is why we're raising our 2026 annual Adjusted EPS growth target to 18%-23% just two quarters into our three-year plan. We are builders, and we'll keep proving it every quarter.”

Second Quarter Results:
•Revenue of $2.8 billion for the second quarter of 2026 increased 11% (11% in local currency) from the second quarter of 2025.
◦Services revenue increased 8% (7% in local currency), reflecting sustained momentum across all segments, led by higher facilities management and project management revenue.
◦Leasing revenue increased 27% (27% in local currency), driven by growth in the Americas across all deal sizes, with continued strength in office and industrial leasing, including data centers.
◦Capital markets revenue decreased 1% (1% in local currency), resulting from a 6% decline in the Americas driven primarily by declines in mid-sized transactions, most notably in the multi-family sector, partially offset by strength in EMEA and APAC.
◦Valuation and other revenue increased 10% (8% in local currency).
•Net income of $52.7 million for the second quarter of 2026 decreased $4.6 million or 8% (5% in local currency) from the second quarter of 2025. Diluted EPS was $0.22 for the second quarter of 2026, down $0.03, compared to $0.25 for the second quarter of 2025.
◦Adjusted EBITDA of $183.6 million increased $21.9 million or 14% (13% in local currency) from the second quarter of 2025.
◦Adjusted net income of $83.6 million increased $14.1 million or 20% from the second quarter of 2025.
◦Adjusted diluted earnings per share (“Adjusted EPS”) of $0.35 was up $0.05 or 17% from the second quarter of 2025.
•In June 2026, the company amended its credit agreement to (i) reprice a senior secured term loan, reducing the interest rate by 50 basis points to 1-month Term SOFR plus 2.25%, (ii) extend the maturity date to 2033, and (iii) increase the principal amount by $352.5 million. The proceeds were used to partially redeem the senior secured notes due in 2028 which, along with the $100.0 million partial redemption in May 2026, reduced the outstanding principal on the notes by $450.0 million in the quarter.
Year-to-Date Results:
•Revenue of $5.3 billion for the first half of 2026 increased 11% (10% in local currency) from the first half of 2025.
•Net income of $40.1 million for the first half of 2026 decreased $19.1 million or 32% (29% in local currency) from the first half of 2025. Diluted EPS was $0.17 for the first half of 2026, down $0.08, compared to $0.25 for the first half of 2025.
◦Adjusted EBITDA of $294.9 million increased $37.0 million or 14% (14% in local currency) from the first half of 2025.
◦Adjusted net income of $118.4 million increased $28.4 million or 32% from the first half of 2025.
◦Adjusted EPS of $0.50 was up $0.11 or 28% from the first half of 2025.
•Liquidity as of June 30, 2026 was $1.5 billion, consisting of availability on the company’s undrawn revolving credit facility of $1.0 billion and cash and cash equivalents of $0.5 billion.

INVESTOR RELATIONS	MEDIA CONTACT
Megan McGrath	Aixa Velez
Investor Relations	Corporate Communications
+1 312 338 7860	+1 312 424 8195
ir@cushwake.com	aixa.velez@cushwake.com

August 5, 2026

Consolidated Results (unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
(in millions, except per share data)	2026	2025	% Change in USD	% Change in Local Currency(3)	2026	2025	% Change in USD	% Change in Local Currency(3)
Revenue:
Services	$1,801.3	$1,668.0	8%	7%	$3,544.1	$3,271.7	8%	7%
Leasing	628.5	493.1	27%	27%	1,126.1	911.5	24%	23%
Capital markets	206.4	207.8	(1)%	(1)%	388.0	365.6	6%	5%
Valuation and other	126.4	115.0	10%	8%	240.2	219.7	9%	6%
Total revenue	$2,762.6	$2,483.9	11%	11%	$5,298.4	$4,768.5	11%	10%
Costs and expenses:
Gross contract costs(1)	$1,126.7	$1,031.4	9%	9%	$2,216.4	$2,011.1	10%	10%
Cost of services provided to clients	1,123.9	985.2	14%	13%	2,149.3	1,905.8	13%	11%
Total costs of services	2,250.6	2,016.6	12%	11%	4,365.7	3,916.9	11%	10%
Operating, administrative and other	349.3	318.3	10%	9%	686.1	624.1	10%	8%
Depreciation and amortization	28.5	26.2	9%	8%	53.8	52.9	2%	0%
Restructuring, impairment and related charges	—	—	0%	0%	—	6.5	(100)%	(100)%
Total costs and expenses	2,628.4	2,361.1	11%	11%	5,105.6	4,600.4	11%	10%
Operating income	134.2	122.8	9%	10%	192.8	168.1	15%	16%
Interest expense, net of interest income	(59.6)	(53.2)	12%	11%	(108.7)	(105.5)	3%	2%
Earnings (loss) from equity method investments	2.3	0.2	n.m.	n.m.	(1.8)	11.3	n.m.	n.m.
Other income (expense), net	0.4	6.4	(94)%	(94)%	(14.6)	7.3	n.m.	n.m.
Earnings before income taxes	77.3	76.2	1%	4%	67.7	81.2	(17)%	(14)%
Provision for income taxes	24.6	18.9	30%	29%	27.6	22.0	25%	25%
Net income	$52.7	$57.3	(8)%	(5)%	$40.1	$59.2	(32)%	(29)%
Adjusted EBITDA(2)	$183.6	$161.7	14%	13%	$294.9	$257.9	14%	14%

Adjusted net income(2)	$83.6	$69.5	20%		$118.4	$90.0	32%

Weighted average shares outstanding, basic	234.4	231.4			233.6	230.9
Weighted average shares outstanding, diluted	236.3	232.4			235.9	232.4
Earnings per share, basic	$0.22	$0.25			$0.17	$0.26
Earnings per share, diluted	$0.22	$0.25			$0.17	$0.25
Adjusted earnings per share(2)	$0.35	$0.30			$0.50	$0.39
n.m. not meaningful
(1) Gross contract costs represents reimbursed client costs including client-dedicated labor, subcontractor costs and third-party consumables. These costs are presented on a gross basis in total costs and expenses (with the corresponding fees in revenue) and primarily relate to Services.
(2) See the “Use of Non-GAAP Financial Measures” section at the end of this release for the (i) reconciliation of Net income to Adjusted EBITDA, (ii) reconciliation of Net income to Adjusted net income and Adjusted EPS, and (iii) definition of, and a description of the purposes for which management uses, these non-GAAP financial measures.
(3) In order to assist our investors and improve comparability of results, we present the period-over-period changes in our results of operations and certain non-GAAP financial measures in “local” currency. The local currency figures represent the period-over-period change assuming no movement in foreign exchange rates from the prior period. We believe that this provides our management and investors with another important view of comparability and trends in the underlying operating business.

August 5, 2026

Second Quarter Results (unaudited)
Revenue
Revenue of $2.8 billion increased $278.7 million or 11% compared to the three months ended June 30, 2025, primarily driven by Services and Leasing revenue growth of 8% and 27%, respectively. Services revenue was strong across all segments, led by higher facilities management revenue, which increased approximately $55.0 million including through new client wins and the expansion of existing client mandates and higher project management revenue in the Americas and EMEA, which increased approximately $27.0 million and $20.0 million, respectively. Leasing revenue increased principally driven by growth in the Americas across all deal sizes, with continued strength in office and industrial leasing, including data centers, as demand for high-quality assets remained strong. Valuation and other revenue increased 10%. Capital markets revenue decreased 1%, resulting from a 6% decline in the Americas driven primarily by declines in mid-sized transactions, most notably in the multi-family sector, partially offset by strength in EMEA and APAC.
Costs of services
Costs of services of $2.3 billion increased $234.0 million or 12% compared to the three months ended June 30, 2025. Gross contract costs increased $95.3 million or 9%, principally driven by an increase in reimbursed client-dedicated labor costs of approximately $44.0 million and third-party consumables and sub-contractor costs of approximately $49.0 million. Of the $95.3 million increase in Gross contract costs, $94.3 million related to Services. Cost of services provided to clients increased $138.7 million or 14%, primarily due to an increase in employment costs of approximately $120.0 million, including higher commissions associated with higher brokerage revenue and higher salaries as a result of higher Services revenue. Of the $138.7 million increase in Cost of services provided to clients, $30.2 million related to Services.
Operating, administrative and other
Operating, administrative and other expenses of $349.3 million increased $31.0 million or 10% compared to the three months ended June 30, 2025, primarily driven by an increase in employment costs of approximately $14.0 million, largely due to higher salaries and bonuses, as well as higher occupancy costs, strategic investments and cost inflation.
Interest expense, net of interest income
Interest expense, net of interest income of $59.6 million increased $6.4 million or 12% compared to the three months ended June 30, 2025, primarily due to $4.5 million of costs associated with the amendment of the credit agreement, as well as a $2.0 million loss on debt extinguishment from the partial redemptions of the senior secured notes due in 2028.
Earnings from equity method investments
Earnings from equity method investments of $2.3 million increased $2.1 million compared to the three months ended June 30, 2025, primarily due to an increase of $2.2 million recognized from our equity method investment in Cushman Wakefield Greystone LLC (the “Greystone JV”) driven primarily by lower provisions for credit losses for mortgage loans compared to the second quarter of 2025. In the second quarter of 2026, the Greystone JV recorded a non-cash provision for loan losses of $9.0 million, of which the company recorded $3.6 million based on its 40% equity interest which was included within Earnings (loss) from equity method investments. Changes in expectations and forecasts may materially impact the provision for loan losses in the future.
Other income, net
Other income, net of $0.4 million decreased $6.0 million or 94% compared to the three months ended June 30, 2025. The decline was principally driven by an increase in unrealized losses on our real estate investments of $3.4 million.
Provision for income taxes
Provision for income taxes for the second quarter of 2026 was $24.6 million on earnings before income taxes of $77.3 million. For the second quarter of 2025, the provision for income taxes was $18.9 million on earnings before income taxes of $76.2 million. The increase in income tax expense compared to the second quarter of 2025 was primarily attributable to higher earnings before income taxes and changes in the jurisdictional mix of those earnings, as well as discrete tax adjustments recorded in the second quarter of 2026, including higher accruals associated with uncertain tax positions.

August 5, 2026

Net income and Adjusted EBITDA
Net income of $52.7 million decreased by $4.6 million or 8% compared to the three months ended June 30, 2025. The decrease in net income was principally driven by declines in our Capital markets service line, higher interest expense, higher unrealized losses on real estate investments, higher occupancy costs, strategic investments and cost inflation. These unfavorable trends were partially offset by growth in our Services and Leasing service lines.
Adjusted EBITDA of $183.6 million increased $21.9 million or 14% compared to the three months ended June 30, 2025, attributable to the same factors impacting Net income above, with the exception of interest expense and unrealized losses on real estate investments.

Year-to-Date Results (unaudited)
Revenue
Revenue of $5.3 billion increased $529.9 million or 11% compared to the six months ended June 30, 2025, primarily driven by Services and Leasing revenue growth of 8% and 24%, respectively. Services revenue was strong across all segments, led by higher facilities management revenue, which increased approximately $133.0 million including through new client wins and the expansion of existing client mandates and higher project management revenue of approximately $91.0 million. Leasing revenue increased principally driven by growth in the Americas across all deal sizes, with continued strength in office and industrial leasing, including data centers, as demand for high-quality assets remained strong. Capital markets revenue increased 6%, with growth in all segments compared to the first half of 2025, reflecting our ongoing investments in hiring top talent and strengthening our platform, partially offset by declines in the multi-family sector. Valuation and other revenue increased 9%.
Costs of services
Costs of services of $4.4 billion increased $448.8 million or 11% compared to the six months ended June 30, 2025. Gross contract costs increased $205.3 million or 10%, principally driven by an increase in reimbursed client-dedicated labor costs of approximately $75.0 million and third-party consumables and sub-contractor costs of approximately $126.0 million. Of the $205.3 million increase in Gross contract costs, $202.9 million related to Services. Cost of services provided to clients increased $243.5 million or 13%, primarily due to an increase in employment costs of approximately $213.0 million, including higher commissions associated with higher brokerage revenue and higher salaries as a result of higher Services revenue. Of the $243.5 million increase in Cost of services provided to clients, $49.1 million related to Services. Total costs of services as a percentage of total revenue was 82% for both the six months ended June 30, 2026 and 2025.
Operating, administrative and other
Operating, administrative and other expenses of $686.1 million increased $62.0 million or 10% compared to the six months ended June 30, 2025, primarily driven by an increase in employment costs of approximately $28.0 million, largely due to higher salaries, as well as higher technology costs, higher occupancy costs, strategic investments and cost inflation. In addition, the company recorded a non-cash servicing liability of $11.8 million related to the revolving accounts receivables securitization (the “A/R Securitization”) amendment in March 2026. Operating, administrative and other expenses as a percentage of total revenue was 13% for both the six months ended June 30, 2026 and 2025.
Restructuring, impairment and related charges
The company did not incur any Restructuring, impairment and related charges during the six months ended June 30, 2026. In the six months ended June 30, 2025, Restructuring, impairment and related charges of $6.5 million were related to an impairment loss on real estate investments.
Earnings (loss) from equity method investments
Loss from equity method investments was $1.8 million for the six months ended June 30, 2026 compared to earnings from equity method investments of $11.3 million for the six months ended June 30, 2025. The $13.1 million decline was primarily due to a decrease of $9.0 million in earnings recognized from the Greystone JV driven by changes in mix of mortgage loan origination volumes compared to the six months ended June 30, 2025, contributing to a lower value of mortgage servicing rights (“MSRs”), and higher provisions for credit losses for mortgage loans due to expected losses on specific loans and higher risk-sharing obligations. In the six months ended June 30, 2026, the Greystone JV recorded a non-cash provision for loan losses of $17.6 million, of which the company recorded $7.1 million based on its 40% equity interest which was included within Earnings (loss) from equity method investments. Changes in expectations and forecasts may materially impact the provision for loan losses in the

August 5, 2026

future. In addition, the company recognized lower earnings from our equity method investment in CWVS Holding Limited (the “Onewo JV”), which declined $3.2 million compared to the six months ended June 30, 2025 due to higher provisions for credit losses.
Other (expense) income, net
Other expense, net was $14.6 million for the six months ended June 30, 2026 compared to other income, net of $7.3 million for the six months ended June 30, 2025. The $21.9 million decline was principally due to the non-cash settlement loss of $17.2 million related to a pension buy-out arrangement in the United Kingdom (“U.K.”). In addition, the company recognized lower realized and unrealized gains from our real estate investments compared to the second quarter of 2025.
Provision for income taxes
Provision for income taxes for the six months ended June 30, 2026 was $27.6 million on earnings before income taxes of $67.7 million. For the six months ended June 30, 2025, the provision for income taxes was $22.0 million on earnings before income taxes of $81.2 million. The increase in income tax expense compared to the six months ended June 30, 2025 was primarily attributable to discrete tax adjustments recorded in the first half of 2026, including higher accruals associated with uncertain tax positions and return to provision adjustments from various foreign entities.
Net income and Adjusted EBITDA
Net income of $40.1 million decreased by $19.1 million or 32% compared to the six months ended June 30, 2025. The decrease in net income was principally driven by the pension buy-out settlement loss, A/R Securitization servicing liability, lower earnings recognized from our equity method investments, higher occupancy costs, strategic investments and cost inflation. These unfavorable trends were partially offset by growth in all of our service lines.
Adjusted EBITDA of $294.9 million increased $37.0 million or 14% compared to the six months ended June 30, 2025, attributable to the same factors impacting Net income above, with the exception of the pension buy-out settlement loss, A/R Securitization servicing liability and non-operating items related to the Greystone JV.

Balance Sheet
Liquidity as of June 30, 2026 was $1.5 billion, consisting of availability on the company’s undrawn revolving credit facility of $1.0 billion and cash and cash equivalents of $0.5 billion.
As of June 30, 2026, the company had outstanding term loans of $2.0 billion, senior secured notes totaling $0.6 billion and cash and cash equivalents of $0.5 billion, resulting in net debt of $2.1 billion. See the “Use of Non-GAAP Financial Measures” section in this release for the definition of, and a description of the purposes for which management uses, this non-GAAP financial measure.
On August 4, 2026, the company completed a partial redemption of $50.0 million of its 6.750% senior secured notes due May 2028 (the “2028 Notes”). Following the partial redemption, $150.0 million of the 2028 Notes remains outstanding.

Conference Call
The company’s Second Quarter 2026 Earnings Conference Call will be held today, August 5, 2026, at 9:00 a.m. Eastern Time. A webcast, along with an associated slide presentation, will be accessible through the Investor Relations section of the company’s website at https://ir.cushmanwakefield.com.
The direct dial-in number for the conference call is 1-833-821-5374 for U.S. callers and 1-412-652-1260 for international callers. An audio replay of the call will be available approximately two hours after the conference call by accessing the company’s Investor Relations website at https://ir.cushmanwakefield.com. A transcript of the call will also be available on the company’s Investor Relations website at https://ir.cushmanwakefield.com.

About Cushman & Wakefield
Cushman & Wakefield (NYSE: CWK) is a leading global commercial real estate services firm for occupiers and investors with approximately 53,000 employees in over 350 offices and nearly 60 countries. In 2025, the firm reported revenue of $10.3 billion across its core service lines of Services, Leasing, Capital markets, and Valuation and other. Built around the belief that Better never settles, the firm receives numerous industry and business accolades for its award-winning culture. For additional information, visit www.cushmanwakefield.com.

August 5, 2026

Cautionary Note Regarding Forward-Looking Statements
This release contains forward-looking statements, which rely on a number of estimates, projections and assumptions concerning future events. Such statements are also subject to a number of uncertainties and factors outside the control of the company. Such factors include, but are not limited to, disruptions in general macroeconomic conditions and global and regional demand for commercial real estate; risks associated with sociopolitical polarization and changes in political landscapes; social, geopolitical and economic risks associated with its international operations; foreign currency volatility; the seasonality of significant portions of its revenue and cash flow; its ability to recruit and retain qualified revenue-producing advisors and senior management; its ability to maintain and execute its information technology strategies; the increasing use of artificial intelligence (“AI”) technologies in its operations and client service offerings and the inadequate deployment and governance of these AI technologies; interruption or failure of its information technology, communications systems or data services; its vulnerability to potential breaches in security or other threats related to its information systems; its ability to comply with cybersecurity, AI governance and data privacy laws and regulations and other confidentiality obligations; the concentration of business with specific corporate clients; its ability to preserve, grow and leverage the value of its brand; its ability to compete globally, regionally and locally and its ability to cross-sell its services; the extent to which infrastructure disruptions may affect its ability to provide its services; the failure of its mergers, acquisitions and investments to perform as expected or the lack of future acquisition opportunities; the potential impairment of its goodwill or equity method investments; its ability to comply with new and existing laws, regulations or licensing requirements; changes in tax legislation or tax rates and its ability to make correct determinations in complex and varied tax regimes; incremental tax risk associated with Bermuda’s limited network of international treaties; the failure of third parties performing on its behalf to comply with contract, regulatory or legal requirements; risks related to climate change and with respect to other environmental conditions; restrictions imposed on the company by the agreements governing its indebtedness; its amount of indebtedness and the potential adverse impact on its available cash flow and the operation of its business; its ability to incur more indebtedness; litigation and regulatory risks; the fact that the rights of its shareholders may be limited or otherwise differ in certain respects from the rights afforded to shareholders of a U.S. corporation; and risks related to its capital allocation strategy including current intentions to not pay cash dividends. Should any of the company’s estimates, projections and assumptions or these other uncertainties and factors materialize in ways that it did not expect, there is no guarantee of future performance and the actual results could differ materially from the forward-looking statements in this release, including the possibility that recipients may lose a material portion of the amounts invested. While the company believes the assumptions underlying these forward-looking statements are reasonable under current circumstances, recipients should bear in mind that such assumptions are inherently uncertain and subjective and that past or projected performance is not necessarily indicative of future results. No representation or warranty, express or implied, is made as to the accuracy or completeness of the information contained in this release, and nothing shall be relied upon as a promise or representation as to the performance of any investment. You are cautioned not to place undue reliance on such forward-looking statements or other information in this release and should rely on your own assessment of an investment or a transaction. Any estimates or projections as to events that may occur in the future are based upon the best and current judgment of the company as actual results may vary from the projections and such variations may be material. Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the company expressly disclaims any obligation to publicly update or revise any of them, whether as a result of new information, future events or otherwise. Additional information concerning factors that may influence the company’s results is discussed under “Risk Factors” in Part I, Item 1A of its most recently filed Annual Report on Form 10-K and in its other periodic reports filed with the U.S. Securities and Exchange Commission (the “SEC”).
Forward-Looking Non-GAAP Measures
The company is not able to provide reconciliations of any forward-looking non-GAAP financial measures to GAAP because it cannot provide specific guidance for the various extraordinary, non-recurring or unusual charges and other items. These items have not yet occurred and/or cannot be reasonably predicted. As a result, reconciliation of the forward-looking non-GAAP guidance measures to GAAP is not available without unreasonable effort.
The company routinely posts important information about its business on its Investor Relations website at https://ir.cushmanwakefield.com. The company uses its website as a means of disclosing material, nonpublic information and for complying with its disclosure obligations under Regulation FD. Investors should monitor the company’s Investor Relations website in addition to following the company’s press releases, filings with the SEC, public conference calls and webcasts. The company does not incorporate the contents of any website into this or any other report it files with the SEC.

August 5, 2026

Cushman & Wakefield Ltd.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share data)	2026	2025	2026	2025
Revenue	$2,762.6	$2,483.9	$5,298.4	$4,768.5
Costs and expenses:
Costs of services (exclusive of depreciation and amortization)	2,250.6	2,016.6	4,365.7	3,916.9
Operating, administrative and other	349.3	318.3	686.1	624.1
Depreciation and amortization	28.5	26.2	53.8	52.9
Restructuring, impairment and related charges	—	—	—	6.5
Total costs and expenses	2,628.4	2,361.1	5,105.6	4,600.4
Operating income	134.2	122.8	192.8	168.1
Interest expense, net of interest income	(59.6)	(53.2)	(108.7)	(105.5)
Earnings (loss) from equity method investments	2.3	0.2	(1.8)	11.3
Other income (expense), net	0.4	6.4	(14.6)	7.3
Earnings before income taxes	77.3	76.2	67.7	81.2
Provision for income taxes	24.6	18.9	27.6	22.0
Net income	$52.7	$57.3	$40.1	$59.2

Basic earnings per share:
Earnings per share attributable to common shareholders, basic	$0.22	$0.25	$0.17	$0.26
Weighted average shares outstanding for basic earnings per share	234.4	231.4	233.6	230.9
Diluted earnings per share:
Earnings per share attributable to common shareholders, diluted	$0.22	$0.25	$0.17	$0.25
Weighted average shares outstanding for diluted earnings per share	236.3	232.4	235.9	232.4

August 5, 2026

Cushman & Wakefield Ltd.
Condensed Consolidated Balance Sheets

	As of
(in millions, except share data)	June 30, 2026	December 31, 2025
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$500.5	$784.2
Trade and other receivables, net of allowance of $91.7 and $93.2, as of June 30, 2026 and December 31, 2025, respectively	1,468.0	1,515.5
Income taxes receivable	64.5	52.3
Short-term contract assets, net	343.4	301.4
Prepaid expenses and other current assets	250.2	189.7
Total current assets	2,626.6	2,843.1
Property and equipment, net	146.2	132.9
Goodwill	2,058.0	2,058.3
Intangible assets, net	635.5	654.7
Equity method investments	530.7	536.9
Deferred tax assets	187.4	149.0
Non-current operating lease assets	369.4	277.2
Other non-current assets	999.9	1,024.5
Total assets	$7,553.7	$7,676.6

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings and current portion of long-term debt	$243.3	$124.9
Accounts payable and accrued expenses	1,154.3	1,225.0
Accrued compensation	846.3	1,021.5
Income taxes payable	41.1	29.0
Other current liabilities	151.5	191.4
Total current liabilities	2,436.5	2,591.8
Long-term debt, net	2,414.9	2,624.9
Deferred tax liabilities	44.8	13.8
Non-current operating lease liabilities	371.6	246.6
Other non-current liabilities	263.8	243.7
Total liabilities	5,531.6	5,720.8

Shareholders’ equity:
Common shares, par value $0.10 per share, 800,000,000 shares authorized; 234,498,592 and 231,699,585 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	23.4	23.2
Additional paid-in capital	3,045.0	3,038.4
Accumulated deficit	(857.6)	(897.7)
Accumulated other comprehensive loss	(189.1)	(208.6)
Total equity attributable to the Company	2,021.7	1,955.3
Non-controlling interests	0.4	0.5
Total equity	2,022.1	1,955.8
Total liabilities and shareholders’ equity	$7,553.7	$7,676.6

August 5, 2026

Cushman & Wakefield Ltd.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Six Months Ended June 30,
(in millions)	2026	2025
Cash flows from operating activities
Net income	$40.1	$59.2
Reconciliation of net income to net cash used in operating activities:
Depreciation and amortization	53.8	52.9
Impairment charges	—	6.5
Unrealized foreign exchange loss (gain)	6.3	(3.3)
Stock-based compensation	29.0	30.1
Lease amortization	44.7	43.4
Loss on debt extinguishment	2.0	—
Amortization of debt issuance costs	3.4	4.0
Earnings (loss) from equity method investments, net of distributions received	10.8	(5.8)
Change in deferred taxes	(14.9)	(31.5)
Provision for loss on receivables and other assets	9.2	2.6
Unrealized loss on investments, net	4.2	0.4
Other operating activities, net	27.8	(15.4)
Changes in assets and liabilities:
Trade and other receivables	35.7	29.7
Income taxes payable, net of income taxes receivable	4.8	23.2
Short-term contract assets and Prepaid expenses and other current assets	(78.8)	(46.4)
Other non-current assets	(84.6)	(67.4)
Accounts payable and accrued expenses	(70.4)	0.9
Accrued compensation	(173.0)	(176.9)
Other current and non-current liabilities	(39.6)	(58.6)
Net cash used in operating activities	(189.5)	(152.4)
Cash flows from investing activities
Payment for property and equipment	(20.7)	(13.9)
Acquisition of business, net of cash acquired	—	(4.9)
Investments in equity securities	(3.7)	(8.0)
Return of beneficial interest in a securitization	(320.0)	(230.0)
Collection on beneficial interest in a securitization	400.0	280.0
Other investing activities, net	2.6	7.9
Net cash provided by investing activities	58.2	31.1
Cash flows from financing activities
Shares repurchased for payment of employee taxes on stock awards	(23.1)	(10.4)
Payment of deferred and contingent consideration	(1.3)	(5.5)
Proceeds from borrowings	1,200.0	—
Repayment of borrowings	(1,299.6)	(50.0)
Debt issuance costs	(10.0)	—
Payment of finance lease liabilities	(10.7)	(13.3)
Other financing activities, net	0.5	1.6
Net cash used in financing activities	(144.2)	(77.6)

Change in cash, cash equivalents and restricted cash	(275.5)	(198.9)
Cash, cash equivalents and restricted cash, beginning of the period	803.5	814.6
Effects of exchange rate fluctuations on cash, cash equivalents and restricted cash	(9.3)	30.3
Cash, cash equivalents and restricted cash, end of the period	$518.7	$646.0

August 5, 2026

Segment Results
The following tables summarize the results of operations for the company’s segments for the three and six months ended June 30, 2026 and 2025.

Americas Results

	Three Months Ended June 30,				Six Months Ended June 30,
(in millions) (unaudited)	2026	2025	% Change in USD	% Change in Local Currency	2026	2025	% Change in USD	% Change in Local Currency
Revenue:
Services	$1,267.6	$1,202.1	5%	5%	$2,501.2	$2,388.9	5%	4%
Leasing	523.5	388.0	35%	35%	937.4	734.3	28%	27%
Capital markets	160.9	171.7	(6)%	(6)%	302.8	287.6	5%	5%
Valuation and other	45.8	42.3	8%	8%	85.4	81.7	5%	4%
Total revenue	$1,997.8	$1,804.1	11%	10%	$3,826.8	$3,492.5	10%	9%
Segment expenses:
Gross contract costs(1)	$882.5	$818.2	8%	8%	$1,737.9	$1,626.8	7%	7%
Cost of services provided to clients	762.2	675.9	13%	12%	1,439.2	1,277.6	13%	12%
Operating, administrative and other	231.8	212.6	9%	9%	450.4	424.1	6%	6%
Segment expenses	1,876.5	1,706.7	10%	10%	3,627.5	3,328.5	9%	9%
Add: Other segment items(2)	14.7	12.9	14%	15%	33.0	23.9	38%	37%
Adjusted EBITDA	$136.0	$110.3	23%	23%	$232.3	$187.9	24%	23%
(1)    Gross contract costs represents reimbursed client costs including client-dedicated labor, subcontractor costs and third-party consumables. These costs are presented on a gross basis in total costs and expenses (with the corresponding fees in revenue) and primarily relate to Services.
(2)    Other segment items include earnings (loss) from equity method investments, as well as certain non-GAAP adjustments for unusual, non-recurring or non-operating items used to calculate Adjusted EBITDA.

EMEA Results

	Three Months Ended June 30,				Six Months Ended June 30,
(in millions) (unaudited)	2026	2025	% Change in USD	% Change in Local Currency	2026	2025	% Change in USD	% Change in Local Currency
Revenue:
Services	$159.5	$129.5	23%	21%	$312.7	$234.4	33%	27%
Leasing	59.3	61.7	(4)%	(6)%	106.6	101.1	5%	1%
Capital markets	26.7	23.7	13%	11%	46.5	41.7	12%	7%
Valuation and other	49.6	44.9	10%	9%	99.4	87.5	14%	8%
Total revenue	$295.1	$259.8	14%	12%	$565.2	$464.7	22%	16%
Segment expenses:
Gross contract costs(1)	$52.0	$37.5	39%	36%	$105.0	$71.4	47%	40%
Cost of services provided to clients	152.6	134.0	14%	12%	299.5	250.0	20%	13%
Operating, administrative and other	64.1	47.6	35%	27%	129.4	99.8	30%	21%
Segment expenses	268.7	219.1	23%	19%	533.9	421.2	27%	20%
Add: Other segment items(2)	1.6	(6.5)	n.m.	n.m.	5.5	(5.6)	n.m.	n.m.
Adjusted EBITDA	$28.0	$34.2	(18)%	(19)%	$36.8	$37.9	(3)%	(5)%
n.m. not meaningful
(1)    Gross contract costs represents reimbursed client costs including client-dedicated labor, subcontractor costs and third-party consumables. These costs are presented on a gross basis in total costs and expenses (with the corresponding fees in revenue) and primarily relate to Services.
(2)    Other segment items include earnings (loss) from equity method investments, as well as certain non-GAAP adjustments for unusual, non-recurring or non-operating items used to calculate Adjusted EBITDA.

August 5, 2026

APAC Results

	Three Months Ended June 30,				Six Months Ended June 30,
(in millions) (unaudited)	2026	2025	% Change in USD	% Change in Local Currency	2026	2025	% Change in USD	% Change in Local Currency
Revenue:
Services	$374.2	$336.4	11%	10%	$730.2	$648.4	13%	10%
Leasing	45.7	43.4	5%	6%	82.1	76.1	8%	7%
Capital markets	18.8	12.4	52%	50%	38.7	36.3	7%	8%
Valuation and other	31.0	27.8	12%	7%	55.4	50.5	10%	6%
Total revenue	$469.7	$420.0	12%	10%	$906.4	$811.3	12%	9%
Segment expenses:
Gross contract costs(1)	$192.2	$175.7	9%	8%	$373.5	$312.9	19%	17%
Cost of services provided to clients	209.1	175.3	19%	17%	410.6	378.2	9%	5%
Operating, administrative and other	53.4	58.1	(8)%	(9)%	106.3	100.2	6%	5%
Segment expenses	454.7	409.1	11%	9%	890.4	791.3	13%	10%
Add: Other segment items(2)	4.6	6.3	(27)%	(27)%	9.8	12.1	(19)%	(18)%
Adjusted EBITDA	$19.6	$17.2	14%	17%	$25.8	$32.1	(20)%	(17)%
(1)    Gross contract costs represents reimbursed client costs including client-dedicated labor, subcontractor costs and third-party consumables. These costs are presented on a gross basis in total costs and expenses (with the corresponding fees in revenue) and primarily relate to Services.
(2)    Other segment items include earnings (loss) from equity method investments, as well as certain non-GAAP adjustments for unusual, non-recurring or non-operating items used to calculate Adjusted EBITDA.

August 5, 2026

Cushman & Wakefield Ltd.
Use of Non-GAAP Financial Measures
The company uses the following measures, which are considered “non-GAAP financial measures” under SEC guidelines:
i.Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”);
ii.Adjusted net income and Adjusted earnings per share (“Adjusted EPS”);
iii.Free cash flow;
iv.Local currency; and
v.Net debt.
Management principally uses these non-GAAP financial measures to evaluate operating performance, develop budgets and forecasts, improve comparability of results and assist our investors in analyzing the underlying performance of our business. These measures are not measurements recognized under GAAP. When analyzing our operating results, investors should use these measures in addition to, but not as an alternative for, the most directly comparable financial results calculated and presented in accordance with GAAP. Because the company’s calculation of these non-GAAP financial measures may differ from other companies, our presentation of these measures may not be comparable to similarly titled measures of other companies.
The company believes that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance. The measures eliminate the impact of certain items that may obscure trends in the underlying performance of our business. The company believes that they are useful to investors for the additional purposes described below.
Adjusted EBITDA: We have determined Adjusted EBITDA to be our primary measure of segment profitability. We believe that investors find this measure useful in comparing our operating performance to that of other companies in our industry because these calculations generally eliminate unrealized loss (gain) on investments, net; impairment of investments; A/R Securitization servicing liability, fees and amortization; pension buy-out settlement loss; non-operating items related to the Greystone JV; and other non-recurring items. Adjusted EBITDA also excludes the effects of financings, income taxes and the non-cash accounting effects of depreciation and intangible asset amortization.
Adjusted net income and Adjusted EPS: Management also assesses the profitability of the business using Adjusted net income. We believe that investors find this measure useful in comparing our profitability to that of other companies in our industry because this calculation generally eliminates depreciation and amortization related to merger; financing and other facility fees; unrealized loss (gain) on investments, net; impairment of investments; A/R Securitization servicing liability, fees and amortization; pension buy-out settlement loss; non-operating items related to the Greystone JV; and other non-recurring items. Tax impact of adjusted items reflects management’s estimated annual effective tax rate. The company uses Adjusted EPS as another component when measuring operating performance. Management defines Adjusted EPS as Adjusted net income divided by diluted weighted average shares outstanding.
Free cash flow: Free cash flow is a financial performance metric that is calculated as net cash provided by (used in) operating activities, less capital expenditures (reflected as Payment for property and equipment in the investing activities section of the Condensed Consolidated Statements of Cash Flows).
Local currency: In discussing our results, we refer to percentage changes in local currency. These metrics are calculated by holding foreign currency exchange rates constant in year-over-year comparisons. Management believes that this methodology provides investors with greater visibility into the performance of our business excluding the effect of foreign currency rate fluctuations.
Net debt: Net debt is used as a measure of our liquidity and is calculated as total debt minus cash and cash equivalents.

August 5, 2026

Adjustments to GAAP Financial Measures Used to Calculate Non-GAAP Financial Measures
During the periods presented in this release, we had the following adjustments:
Unrealized loss (gain) on investments, net represents net unrealized gains and losses on real estate investments.
Impairment of investments reflects certain one-time impairment charges related to investments, equity method investments or other assets.
Servicing liability, fees and amortization reflects the additional non-cash servicing liability accrued in connection with the A/R Securitization amendment in March 2026, net of amortization, along with related fees incurred to execute the amendment. The liability will be amortized through March 2029.
Pension buy-out settlement loss represents the non-cash settlement charge related to a pension buy-out arrangement in the U.K.
Non-operating items related to the Greystone JV reflects certain non-operating activity presented within earnings (loss) from equity method investments related to the Greystone JV for (i) gains recognized from the retention of MSRs upon the origination and sale of mortgage loans, (ii) increases or decreases in the fair value of the MSRs and (iii) estimated provisions for credit losses related to mortgage loans. This activity is specific to the Greystone JV rather than all of the company’s equity method investments based on the Greystone JV’s specialized industry, namely, multi-family lending and loan servicing solutions. Starting in the second quarter of 2025, the company has excluded such activity from the calculation of its non-GAAP financial measures as it is non-cash in nature and does not represent the underlying operating performance of the business. This activity is reported entirely within the Americas reportable segment.

The interim financial information for the three and six months ended June 30, 2026 and 2025 is unaudited. All adjustments, consisting of normal recurring adjustments, except as otherwise noted, considered necessary for a fair presentation of the unaudited interim condensed consolidated financial information for these periods have been included. Users of all of the aforementioned unaudited interim financial information should refer to the audited Consolidated Financial Statements of the company and notes thereto for the year ended December 31, 2025 in the company’s Annual Report on Form 10-K.
See the following tables for reconciliations of our non-GAAP financial measures to the most closely comparable GAAP measures.

August 5, 2026

Reconciliations of Non-GAAP financial measures
Reconciliation of Net income to Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions) (unaudited)	2026	2025	2026	2025
Net income	$52.7	$57.3	$40.1	$59.2
Adjustments:
Depreciation and amortization	28.5	26.2	53.8	52.9
Interest expense, net of interest income	59.6	53.2	108.7	105.5
Provision for income taxes	24.6	18.9	27.6	22.0
Unrealized loss (gain) on investments, net	3.1	(0.3)	4.2	0.4
Impairment of investments	—	—	—	6.5
Servicing liability, fees and amortization	(0.4)	—	10.8	—
Pension buy-out settlement loss	0.6	—	17.2	—
Non-operating items related to the Greystone JV	10.6	10.6	23.5	10.6
Other(1)	4.3	(4.2)	9.0	0.8
Adjusted EBITDA	$183.6	$161.7	$294.9	$257.9
(1)    Other includes miscellaneous income and expense items such as non-cash amortization of certain merger-related deferred rent and tenant incentives, legal fees and costs associated with an antitrust dispute, costs related to transformative system implementations that may take several years to complete and a portion of non-cash stock-based compensation expense associated with performance-based equity awards granted to four executive officers in 2024. The long-term incentive awards granted to these four executive officers consisted entirely of performance-based awards in 2024 and they provided for a higher maximum payout than typical awards. This award design structure was unique to 2024. We therefore excluded a portion of the non-cash stock-based compensation expense associated with those awards from the calculation of Adjusted EBITDA to improve the comparability of our operating results for the current period to prior and future periods and because we do not consider it to be a normal, recurring operating expense.
For the three and six months ended June 30, 2025, Other also includes the release of a non-ordinary course compliance reserve, which when originally accrued in the third quarter of 2023, had been included as an adjustment in the reconciliation of Net income to Adjusted EBITDA within the line item “Legal and compliance matters,” offset by one-time consulting costs associated with the redomiciliation to Bermuda.

August 5, 2026

Reconciliation of Net income to Adjusted net income and Adjusted EPS:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share data) (unaudited)	2026	2025	2026	2025
Net income	$52.7	$57.3	$40.1	$59.2
Adjustments:
Merger and acquisition related depreciation and amortization	9.9	10.3	20.0	20.5
Financing and other facility fees(1)	6.0	—	6.0	—
Unrealized loss (gain) on investments, net	3.1	(0.3)	4.2	0.4
Impairment of investments	—	—	—	6.5
Servicing liability, fees and amortization	(0.4)	—	10.8	—
Pension buy-out settlement loss	0.6	—	17.2	—
Non-operating items related to the Greystone JV	10.6	10.6	23.5	10.6
Other	5.9	(4.2)	10.6	0.8
Tax impact of adjusted items(2)	(4.8)	(4.2)	(14.0)	(8.0)
Adjusted net income	$83.6	$69.5	$118.4	$90.0
Weighted average shares outstanding, basic	234.4	231.4	233.6	230.9
Weighted average shares outstanding, diluted(3)	236.3	232.4	235.9	232.4
Earnings per share, diluted	$0.22	$0.25	$0.17	$0.25
Adjusted earnings per share	$0.35	$0.30	$0.50	$0.39
(1)    Financing and other facility fees includes $4.5 million of new transaction costs related to the refinancing of a portion of the borrowings under the credit agreement in June 2026, as well as a loss on debt extinguishment of $1.5 million in June 2026 related to the partial redemption of the senior secured notes due in 2028.
(2)    Reflective of management’s estimation of an annual adjusted effective tax rate of 26% for both the three and six months ended June 30, 2026 and 25% for both the three and six months ended June 30, 2025.
(3)    Weighted average shares outstanding, diluted is calculated by taking basic weighted average shares outstanding and adding dilutive shares of 1.9 million and 1.0 million for the three months ended June 30, 2026 and 2025, respectively, and dilutive shares of 2.3 million and 1.5 million for the six months ended June 30, 2026 and 2025, respectively.

Reconciliation of Net cash used in operating activities to Free cash flow:

	Six Months Ended June 30,
(in millions) (unaudited)	2026	2025
Net cash used in operating activities	$(189.5)	$(152.4)
Payment for property and equipment	(20.7)	(13.9)
Free cash flow	$(210.2)	$(166.3)